ATRINSIC, INC.

469 7th Avenue, 10th Floor, New York, NY 10018

January 29, 2009

Thomas Plotts
469 7th Avenue, 10th Floor,
New York, NY 10018

Dear Tom:

Atrinsic, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.
Position.  You will serve in the capacity as Interim Chief Financial Officer of the Company effective as of December 16, 2009.  In addition to assuming the customary responsibilities of a Chief Financial Officer, while serving as Interim Chief Financial Officer you will assist the Board of Directors and Chief Executive Officer in locating a full-time Chief Financial Officer.  You will report to the Company’s Chief Executive Officer.  By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid a salary of $250,000 per annum in semi-monthly installments in accordance with the Company’s standard payroll practices for salaried employees.

3.
Restricted Stock Units.  Upon your execution of this letter agreement, the Company will issue to you 25,000 restricted stock units pursuant to the Company’s 2009 Stock Incentive Plan and a Restricted Stock Unit Agreement, a form of which is attached hereto as Exhibit A.

4.
Bonus.  Upon the Company’s filing of its annual report on Form 10-K on or before March 31, 2009, provided that you sign such report as the Principal Financial Officer of the Company, you will receive a bonus of $25,000 payable in accordance with the Company’s standard payroll practices for salaried employees.

5.	Expenses. While serving as Interim Chief Financial Officer, the Company will reimburse you for all expenses you incur on the Company’s behalf.

6.
Period of Employment.  Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by this offer.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.
Outside Activities.  While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.  While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.  Set forth on Exhibit B hereto is a list of all of your business involvements (other than passive non-operating investment activities) as well as a list of all directorships which you currently hold.

8.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.
Entire Agreement.  This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

10.
Amendment and Governing Law.  This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes will be governed by New York law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and returning it to me.

If you have any questions, please call me at (212) 716-1977.

Very truly yours,

Atrinsic, Inc.

By:	/s/ Jeffrey Schwartz
Jeffrey Schwartz
Interim Chief Executive Officer

I have read and accept this employment offer:

/s/ Thomas Plotts
Signature of Thomas Plotts
Dated: January 29, 2009